UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2003

FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-20630
(Commission File Number)

13-3391527
(IRS Employer Identification Number)

4670 S. Fort Apache Road, Suite 190, Las Vegas, Nevada 89147
(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 221-7800

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

This current report on Form 8-K is filed by Full House Resorts, Inc., a Delaware corporation, in connection with the acquisition of approximately eighty acres of land near Battle Creek, Michigan, that is intended for the proposed casino development of the Nottawaseppi Band of Huron Potawatomi.

Item 2.           Acquisition or Disposition of Assets.

On September 5, 2003, Full House Resorts, Inc. and RAM Entertainment, LLC jointly acquired an eighty acre site located near Battle Creek, Michigan for $3,858,830. Our joint venture company, Gaming Entertainment (Michigan), LLC, purchased the land from Robert and Marilyn Sackrider, who have used the land for farming.  The land is being held pending the resolution of litigation concerning the notice by the Bureau of Indian Affairs of its intent to take the land into trust for the Nottawaseppi Band of Huron Potawatomi Indians.  Upon favorable resolution of the litigation, Gaming Entertainment Michigan will transfer the land to the Bureau of Indian Affairs to hold in trust for the tribe.  Our joint venture company has an agreement to develop, finance and manage a gaming facility for the tribe. The tribe had previously entered into an option agreement, as amended, with the sellers of the land granting the tribe the option to purchase the land or to authorize our joint venture company to purchase the land. In August 2003, the tribe authorized our joint venture company to purchase the land pursuant to the option agreement and our joint venture company agreed to exercise the option. We contributed half of the purchase price from cash on hand and RAM Entertainment contributed the other half of the purchase price.

Item 7.           Financial Statements and Exhibits.

(a)                                  Financial Statements of Business Acquired.

Not applicable

(b)                                 Pro Forma Financial Information

Not applicable

(c)                                  Exhibits.

10.62	Agreement between the Nottawaseppi Huron Band of Potawatomi Indians and Gaming Entertainment Michigan, LLC dated August 12, 2003.

10.63	Agreement between Full House Resorts, Inc. and RAM Entertainment, LLC dated September 4, 2003.

10.64	Option to Purchase Real Estate; Right of First Refusal, dated September 9, 1999, as amended September 9, 2002 between the Nottawaseppi Huron Band of Potawatomi and Robert and Marilyn Sackrider.

99.1	Press Release dated September 10, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Full House Resorts, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FULL HOUSE RESORTS, INC.

Date: September 12, 2003	By:	/s/ Michael P. Shaunnessy
Michael P. Shaunnessy
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

10.62	Agreement between the Nottawaseppi Huron Band of Potawatomi Indians and Gaming Entertainment Michigan, LLC dated August 12, 2003.

10.63	Agreement between Full House Resorts, Inc. and RAM Entertainment, LLC dated September 4, 2003.

10.64	Option to Purchase Real Estate; Right of First Refusal, dated September 9, 1999, as amended September 9, 2002 between the Nottawaseppi Huron Band of Potawatomi and Robert and Marilyn Sackrider.

99.1	Press Release dated September 9, 2003.